Exhibit 10.101

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of July 2004, by and between XRG G&A, INC., a Florida corporation having its principal office located at 5301 Cypress Street Tampa, FL 33607 (hereinafter “XRGA”), and Richard S. Francis, an individual residing in Allegheny County, Pennsylvania (hereinafter “Executive”).

Witnesseth:

     XRGA desires to employ the Executive, and the Executive wishes to accept such employment with XRGA, upon the terms and conditions set forth in this Agreement.

     Accordingly, in consideration of the foregoing and the respective covenants of the parties set forth herein, the parties, intending to be legally bound, agree as follows:

     1. Employment. XRGA hereby employs the Executive and the Executive hereby accepts employment by XRGA upon the terms and conditions hereinafter set forth. All previous employment agreements or other terms and conditions of employment between XRGA and the Executive are hereby terminated and are superseded by this Agreement.

     2. Term. Subject to the provisions of Paragraph 9 hereof, the term of the Executive’s employment by XRGA under this Agreement shall commence on the date hereof and shall continue for a term of five (5) years (“Original Term”). Expiration of the Original Term shall not prevent XRGA from continuing the Executive’s employment beyond such expiration on such terms as may be mutually satisfactory to XRGA and the Executive. The term of the Executive’s employment hereunder, including any extension beyond the Original Term, is hereinafter referred to as the “Employment Period”.

     3. Duties. The Executive shall be employed as the President of XRGA and shall have such duties as are assigned or delegated to him from time to time by the Board of Directors of XRGA. The Executive shall devote such time and attention during normal business hours to the business of XRGA as determined by the Board of Directors of XRGA. Nothing herein, however, shall prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that do not interfere or conflict with his duties hereunder.

     4. Base Compensation. The Executive shall be paid a salary at an annual rate of One Hundred and Twenty Thousand Dollars ($120,000) during the Original Term, which shall be payable in installments in accordance with XRGA customary payroll practices, but no less frequently than bi-monthly. The salary to be paid during any extension of the Employment Period beyond the Original Term will be as agreed to by XRGA and the Executive.

     5. Bonus. The Executive may participate in a bonus plan as determined by the XRGA board of directors.

     6. Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by XRGA, the Executive is authorized to incur reasonable expenses in the performance of his duties hereunder in furtherance of the business and affairs of XRGA and XRGA will reimburse the Executive for all such reasonable expenses, in all cases upon the presentation by the Executive of an itemized account satisfactory to XRGA in substantiation of such expenses.

     7. Vacations. The Executive shall be entitled to paid vacations in accordance with the policies of XRGA in effect, from time to time, as determined by the Board of Directors of XRGA; but in any event, Executive shall be entitled to not less than two (2) weeks per year of paid vacation.

     8. Other Employee Benefits. The Executive shall, during the Employment Period, be eligible to participate in such pension, profit sharing, bonus, life insurance, hospitalization and medical and other employee benefit plans of XRGA which may be in effect from time to time to the extent he is eligible under the terms of those plans; provided, however, that the allocation of benefits under any bonus or other plan which provides that allocations thereunder shall be in the discretion of the Board of Directors of XRGA and shall be as determined from time to time solely by the Board of Directors.

     9. Termination.

          (a) The Employment Period, the Executive’s compensation and any and all other rights of the Executive under this Agreement or otherwise as an employee of XRGA shall terminate (except as to compensation and rights accrued prior to the effective date of such termination): (i) upon the death of the Executive; (ii) upon fourteen (14) days prior written notice by XRGA to Executive in the event of the physical or mental disability of the Executive (as defined in Paragraph 9(b) below); (iii) for Cause (as defined in Paragraph 9(c) below), immediately upon the giving of written notice thereof by XRGA to the Executive, or at such later time as such notice may specify; or (iv) without Cause at any time after the initial five-year term hereof, upon not less than sixty (60) days’ prior written notice by either the Executive or XRGA to the other party and subject to Paragraph 9(d) below.

          (b) For purposes of this Agreement, the Executive shall be deemed to have a “physical or mental disability” if for medical reasons he has been unable to perform his duties for thirty (30) consecutive days or ninety (90) days in any 12-month period, all as determined in good faith by a physician mutually acceptable to Executive and the Board of Directors of XRGA.

          (c) For purposes of this Agreement, the term “Cause” shall be deemed to mean the Executive’s conviction of any crime (felony or class 8 misdemeanors).

          (d) In the event the Employment Period is terminated by XRGA for any reason other than for Cause or for the death or the physical or mental disability of the Executive, XRGA shall pay to the Executive, as XRGA’s sole and exclusive obligation related to such termination, the compensation and annual bonuses provided for in this Agreement as described in paragraphs 4,5,7, and 8, for a five-year term, payable in a lump sum within 30 days of termination.

          (e) Executive may terminate his employment for good reason. For purposes of this Agreement, “good reason” shall mean a failure by XRGA to comply with any material provision of this Agreement, which failure is not cured within fourteen (14) days after a written notice of noncompliance has been given by Executive to XRGA.

     10. Non-Disclosure Covenant. The Executive acknowledges that (i) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information (as hereinafter defined); (ii) public disclosure of Confidential Information could have a material adverse impact on XRGA, or on the other subsidiaries of XRG, Inc. (hereinafter “XRG Companies”) and their respective businesses; (iii) the Executive possesses substantial technical expertise and skill with respect to the business of the XRG Companies. The Executive acknowledges that the provisions of this Section 10 are reasonable and necessary with respect to the use of Confidential Information.

     As used in this Agreement, the term “Confidential Information” shall mean agency owner operator or driver lists or information, inventions and improvements, ideas, plans, processes, techniques, technology, customer lists, business methods, trade secrets as defined under applicable law, and other information developed or acquired by or on behalf of the XRG Companies which relate to or affect any aspect of the business of the XRG Companies. Confidential Information shall not include information that becomes generally known to the public through no act of Executive in breach of this Agreement.

     In consideration of the foregoing and of continued employment of the Executive by XRGA and the compensation and benefits paid or provided, and to be paid or provided, to the Executive by XRGA, the Executive hereby covenants and agrees as follows:

     Both during and after the Employment Period, the Executive shall not, without XRGA’s prior written consent, disclose to any third party, or use for any purpose other than for the exclusive benefit of the XRG Companies, any Confidential Information.

     The Executive agrees that disclosures made by the XRG Companies to governmental authorities, to their customers or potential customers, to their suppliers or potential suppliers, to their employees or potential employees, to their consultants or potential consultants or disclosures made by the XRG Companies in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

     The Executive shall not remove from the premises of the XRG Companies, except when appropriate to the pursuit of their business, any document, record, notebook, plan, model, component, or device. The Executive recognizes that, as between the XRG Companies and the Executive, all such documents, records, notebooks, plans, models, components or devices, whether or not developed by the Executive, are the exclusive property of the XRG Companies. In the event of termination of the Executive’s employment with XRGA, or upon the earlier request of any of the XRGA Companies during the Employment Period, the Executive shall return to the XRGA Companies all documents, records, notebooks. plans, models, components. and devices in the Executive’s possession or subject to the Executive’s control. The Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any such document, record, notebook, plan, model, component or device. The Executive agrees that all agency or brokerage business introduced to any XRG Companies by either the Executive or any associate or employee introduced by the Executive and which the Employee’s compensation is derived, shall remain the property of any XRG Companies as long as the Employee is being compensated by any XRG Companies. including any severance compensation.

     11. Injunctive Relief. The Executive acknowledges that the damages that would be suffered by the XRG Companies as a result of a breach of the provisions of Section 10 of this Agreement may not be calculable, and that an award of a monetary judgment to any of the XRG Companies for such a breach would be an inadequate remedy. Consequently, any of the XRG Companies shall have the right. in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement and such company shall not be obligated to post bond or other security in seeking such relief.

     12. Definition of “person”. The term “person” shall mean any individual, corporation, firm. association, partnership, limited liability company or other legal entity or other form of business organization.

     13. Compliance with Other Agreements. The Executive represents and warrants that the execution and delivery by the Executive of this Agreement and the performance by the Executive of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which he is or may be bound.

     14. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     15. Binding Effect: Benefits. This Agreement shall inure to the benefit of, and shall be binding upon. the parties hereto and their respective successors, assigns, heirs and legal representatives, including, without limitation. any entity with which XRGA may merge or consolidate or to which it may transfer all or substantially all of its assets. Insofar as the Executive is concerned, this Agreement, being personal, may not be assigned.

     16. Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after being mailed by registered or certified first class mail, postage prepaid.

     17. Entire Agreement: Amendments. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written. between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

     18. Severability. If any provision or provisions of this Agreement shall be declared invalid or unenforceable, any such provision or provisions shall be deemed severed from the remainder of the provisions contained herein which shall otherwise remain in full force and effect.

     19. Governing Law: Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof. The Executive hereby submits to the jurisdiction and venue of the Circuit Court of the State of Florida for the County of Hillsborough or the United States District Court for the Middle District of Florida, Tampa Division, for purposes of any legal action related hereto. The Executive agrees that service upon him in any such action may be made by first class mail, certified or registered.

     20. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration by the American Arbitration Association (“AAA”) in accordance with the then current rules in effect governing arbitration of such matters. The arbitration shall be conducted in Tampa, Florida by three (3) independent and impartial arbitrators. The award rendered by the arbitrators shall be final and a judgment may be entered upon it according to applicable law in any court having jurisdiction. The arbitrators shall, in the award. allocate the costs and expenses of the arbitration, including AAA fees and expenses, arbitrator compensation and expenses, the cost of any court reporter or stenographer employed by the parties and the reasonable attorneys’ fees and expenses of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above first written.

R&R Express Intermodal, INC.	EXECUTIVE:
a Florida corporation

By:

Title:

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